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                                                                     Exhibit 5.1



                 [Heller Ehman White & McAuliffe LLP Letterhead]

                                December 8, 2003



Mercer International Inc.
14900 Interurban Avenue South, Suite 282
Seattle, Washington  98168

RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         This opinion is furnished to Mercer International Inc., a Massachusetts trust formed under the laws of the State of Washington (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offer and sale by the selling securityholders thereunder of $82,500,000 aggregate principal amount of the Company's 8.5% Convertible Senior Subordinate Notes due 2010 (the "Notes") and 10,645,155 shares of beneficial interest (the "Conversion Shares"), issuable upon conversion of the Notes. The Notes were issued pursuant to an indenture dated as of October 10, 2003 between the Company and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Indenture").

         We have reviewed, among other things, the Indenture, the Notes, and the records of corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Notes. We have made such other factual inquiries as we deemed necessary to render this opinion.

         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that (i) the Notes have been duly authorized by all necessary action on part of the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (a) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and (b) to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Conversion Shares have been duly authorized and, when issued by the Company on the conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

         We express no opinion herein as to the laws of any state or jurisdiction other than the State of Washington and the State of New York and the federal laws of the United States.

         We further advise you that:

         A. As noted, the enforceability of the Notes is subject to the effect of general principles of equity. As applied to the Notes, these principles will require the parties thereto to not



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                invoke penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

         B. The enforceability of indemnities, rights of contribution, exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

         C. Provisions of the Notes requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

         We consent to the filing of this letter as an exhibit to the Registration Statement and to reference to our firm in the Registration Statement. This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

                                         Very truly yours,


                                         /s/ HELLER EHRMAN WHITE & MCAULIFFE LLP






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